Exhibit 99.1

RumbleOn Appoints Steven J. Pully to its Board of Directors

Reflects Company’s Commitment to Strengthening Corporate Governance

DALLAS, May 15, 2023 – (WIRE) – RumbleOn, Inc. (NASDAQ: RMBL) (“RumbleOn” or “the Company”), the nation’s first technology-based powersports platform, today announced the appointment of Mr. Steven J. Pully to its Board of Directors (“the Board”), effective May 11, 2023. Mr. Pully is an experienced board member, investment banker, restructuring professional and corporate executive. He has served on over 35 boards over the course of his career across a wide range of industries, including retail, entertainment, manufacturing, technology, and energy and power.

Mr. Pully’s appointment follows a number of corporate governance enhancements recently implemented by the RumbleOn Board to bolster its diversity and expertise. Mr. Pully was proposed as a nominee by shareholders and former Board members, Bill Coulter and Mark Tkach, and he replaces Peter Levy, who recently resigned from the Board. With the addition of Mr. Pully, all seats on the Company’s Board are again filled. Mr. Pully will serve on the Audit Committee of the Board.

“We are pleased that Steve promptly accepted our invitation to meet with the Nominating and Corporate Governance Committee and has accepted our invitation to join the Board during this important chapter for RumbleOn, as we continue to execute on our growth strategy and grow our market share,” said Shin Lee, Chair of the Company’s Nominating and Corporate Governance Committee. “As a seasoned corporate governance and business leader, he brings relevant expertise and a highly valuable skillset to our Board, in addition to a fresh perspective. I’m confident that Steve’s addition will strengthen our leadership at RumbleOn and even better position us for success.”

Mr. Pully is a Founding Partner of Speyside Partners, a Dallas-based investment banking and restructuring advisory firm, the part-time Chief Executive Officer and Chairman of Harvest Oil & Gas, and Chairman of EverView. Previously, he was a partner and the General Counsel of Carlson Capital, L.P., a multi-strategy hedge fund. Mr. Pully is also a licensed attorney and Certified Public Accountant in the state of Texas and is a CFA Charterholder. Additionally, he holds various FINRA licenses.

“I’m excited to join such a fast-growing and innovative company and to help RumbleOn expand its business and unlock even greater value through the successful execution of its strategy,” said Mr. Pully. “The Company is in an exciting phase of growth and I’m looking forward to bringing my perspective and experience to the Board of Directors.”

Mr. Pully will serve as a Class I director, with his term expiring at the 2025 Annual Meeting.

About RumbleOn

RumbleOn is the nation’s first technology-based powersports platform. Headquartered in the Dallas Metroplex, RumbleOn provides the only technology-led platform in powersports with a broad footprint of physical locations, full-line manufacturer representation, and high-quality used inventory to transform the entire customer experience. Our goal is to integrate the best of both the physical and digital and make the transition between the two seamless. To learn more please visit us online at https://www.rumbleon.com.

Forward Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. Readers are further advised to consider the factors listed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

Important Information

RumbleOn intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2023 Annual Meeting of Shareholders. Any definitive proxy statement and a proxy card will be mailed to RumbleOn’s shareholders. RUMBLEON SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These and other SEC filings made by RumbleOn may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of RumbleOn’s website at www.rumbleon.com. In addition, investors and security holders will be able to obtain free copies of these documents from RumbleOn by directing a request to Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Certain Information Concerning Participants

RumbleOn and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. RumbleOn’s shareholders may obtain information regarding the names, affiliations and interests of RumbleOn’s directors and executive officers in RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 16, 2023 (as amended by Form 10-K/A, which was filed with the SEC on April 28, 2023), and its proxy statement for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on May 2, 2022. To the extent holdings of RumbleOn securities have changed since the amounts printed in the proxy statement for the 2022 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement to be filed by RumbleOn with the SEC in connection with the 2023 Annual Meeting when it becomes available.

Investor Inquiries:

Dawn Francfort

ICR, Inc.

investors@rumbleon.com

Will Newell

investors@rumbleon.com

Media Inquiries:

Sydney Isaacs

Sydney.Isaacs@h-advisors.global

Tom Johnson

Tom.Johnson@h-advisors.global